Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT CONTRACT
between
RGLD Gold AG
Alpenstrasse 6
CH-6004 Luzern
(hereinafter referred to as the "Company")
and
Daniel Breeze
at the address on record
with the Company
(hereinafter referred to as the "Employee",
and together with the Company, the "Parties")
1.    POSITION / SCOPE OF RESPONSIBILITY / SIGNING AUTHORITY
1.1    The Employee shall be employed by the Company as Senior Vice President Corporate Development.
1.2    The principal duties of, and responsibilities assigned to, the Employee are listed in detail in the job description attached hereto as Schedule 1.2 (the "Job Description"). The Job Description forms an integral part of this Amended and Restated Employment Contract (this "Employment Contract") and can be supplemented, extended or modified with the agreement of both Parties. By signing this Employment Contract, the Employee confirms having received a copy of the Job Description and being aware of its contents.
The Company reserves the right to assign to the Employee additional duties and responsibilities of similar nature in line with the Employee's skills if this becomes necessary. The Company may, from time to time, require the Employee to perform duties normally undertaken by other employees or contractors, including different or additional duties, but not duties which the Employee cannot reasonably perform.
1.3    The Employee shall report to the Chairman of the Company, presently William Heissenbuttel.
1.4    The Company may confer certain signing authority on behalf of the Company to the Employee, whereby it reserves the right to revoke such authority at any time.
2.    DUTY OF CARE AND LOYALTY / COMPLIANCE / NON-COMPANY BUSINESS ACTIVITIES
2.1    The Employee shall exercise his functions diligently, efficiently and responsibly. He shall at all times act in the best interests of the Company and in furtherance of the Company's business affairs and shall at all times comply with all applicable laws, statutes and regulations.
2.2    In carrying out his responsibilities the Employee shall comply with all of the Company's instructions, policies, rules, regulations and procedures as amended from time to time.
2.3    In case of absence from his work-place, the Employee shall take the necessary measures to be reachable and to ensure the proper attendance to his functions.
2.4    The Employee shall devote his entire working time to the Company. Without prior written approval of the Company, he shall not, directly or indirectly, engage or interest himself in any other professional or private activity, whether remunerated or not, which could adversely affect his availability and work for the Company or which could conflict with his obligations to the Company.
3.    WORKING HOURS / PLACE OF WORK
3.1    The Employee shall be employed on a full-time (100%) basis.
3.2    The Employee's working hours shall be determined based on the actual needs of the Company in accordance with the Employee's position and responsibilities. The Employee recognizes that he is being employed in a managerial function and that the work connected with his position may require working time beyond and in excess of normal working hours. The Employee acknowledges that this extra working time is fully covered by his remuneration as per Clause 4 and by the provisions regarding vacation and public holidays as per Clause 6. He expressly waives any right to additional remuneration or extra time off.
3.3    The Employee's regular place of work is at the office of the Company in Luzern, Switzerland. The Employee recognizes that his responsibilities are likely to involve travel (e.g., to locations of other Royal Gold, Inc. (“Royal Gold”) group companies (the “Group Companies”) and/or to work at other locations) on a temporary basis with no right to additional salary.
4.    REMUNERATION / OTHER BENEFITS / DEDUCTIONS
4.1    The Employee receives a current gross annual base salary of CHF 458,000, which amount may be increased in the discretion of the Company acting in concert with the Royal Gold Board of Directors’ Compensation, Nominating, and Governance Committee or successor committee (“CNGC”) (with any increases, "Annual Base Salary"). The salary is paid in 12 equal installments and shall be transferred before or on the last business day of each month to a bank account specified by the Employee.
4.2    In addition to his Annual Base Salary, the Employee may be granted a discretionary cash bonus. The bonus level for this position generally has a payout at the target level of performance of 90% of the Annual Base Salary. It is up to the Company acting in concert with the CNGC to determine such bonuses taking due account of the Employee's project related and/or Company related performance as well as the Company's overall business success. The Employee is not entitled to claim a bonus, and will not be entitled to do so even if bonuses have been paid repeatedly and regularly in previous years. If a bonus is granted, payment is generally effected during the first fiscal quarter after the fiscal year to which the bonus relates. No bonus will be granted or paid if either Party has given notice of termination, or the employment has terminated, before the date announced as the payment date.
The Employee will also be eligible for discretionary stock-based compensation under the Royal Gold, Inc. 2015 Omnibus Long-Term Incentive Plan, the Royal Gold, Inc. 2025 Incentive Plan, or any successor plans, upon award by the CNGC in its discretion.
4.3    The Company will deduct from the Employee's gross remuneration paid under this Clause 4 as well as from the benefits granted under the other terms of this Employment Contract, the Employee's statutory social insurance contributions (AHV/IV/EO/ALV) and the Employee's contribution to the pension plan as required by the regulations of the pension service provider. The Company will also deduct the Employee's taxes at source, if any.
4.4    Any allowance for children will be paid in accordance with the relevant legal provisions.
4.5    All amounts payable to the Employee under this Employment Contract shall be subject to Royal Gold's Incentive Compensation Recoupment Policy and any additional compensation clawback or recoupment policies or amendments adopted by the Company or Royal Gold during the employment. No recovery of compensation under such a clawback or recoupment policy will be an event giving rise to a right to resign for good cause (within the meaning of Article 340c, para. 2, of the Swiss Code of Obligations (“CO”)) or constitute valid reason for immediate termination pursuant to Article 337 CO.
5.    EXPENSES
5.1    The Company will reimburse the Employee for all expenses arising from the performance of his work (e.g., expenses for travelling, overnight lodging, meals on business trips, and expenses for business-related social representation) in accordance with the Company's relevant internal regulations.
6.    VACATION / PUBLIC HOLIDAYS
6.1    In addition to the public holidays in Luzern, Switzerland, the Employee is entitled to vacation of twenty (20) working days per year, which shall be taken in coordination and agreement with his superior. In case of commencement and/or termination of this Employment Contract during the calendar year, the Employee is entitled to a pro rata vacation allowance.
7.    SALARY IN CASE OF SICKNESS OR ACCIDENT
7.1    If the Employee is unable to work due to sickness, the Company will pay his salary in accordance with Clause 4.1 during a period of 30 days. The Employee will subsequently be paid during a period of 720 days maximum (including the 30 days mentioned before) the amount disbursed by the insurance company to offset the economic consequences of prevention from work (Taggeldversicherung), i.e. 80% of his salary as per Clause 4.1. The Company will pay 100% of the insurance fees.
7.2    The Company provides for insurance to offset the economic effects of work-related and non-work-related accidents of the Employee. The insurance fees are to be fully paid by the Company. With regard to the details relating to waiting period, cover during the waiting period, insurance coverage, benefits and entitlement to claims, the relevant regulations of the insurance company (which are available at all times to the Employee) apply.
7.3    The Employee’s superior must be informed as soon as practicable (preferably via telephone) on the first day of the Employee’s absence for any reason. The Employee must keep the Company informed, including the anticipated date of return to work. If unable to work due to illness or accident exceeding five working days, the Employee is obliged to provide a medical certificate. The Company reserves the right to request a medical certificate or, at the Company's expense, a medical examination of the Employee by a physician, even if the Employee's absence from work is for less than five working days.
8.    PENSION
8.1    In accordance with the relevant federal statute (BVG), the Company will provide for the Employee's retirement, survivors, and disability insurance ("Pension Plan").
8.2    The details regarding the benefits of this insurance as well as the contributions to be paid by the Company and the Employee are set forth in the regulations of the pension scheme provider.
9.    DURATION AND TERMINATION OF EMPLOYMENT CONTRACT
9.1    This Employment Contract commenced on January 1, 2019. The validity of this Employment Contract is subject to the condition that the Employee holds at all times a valid work permit for Switzerland.
9.2    This Employment Contract is entered into for an indefinite period of time, but ends without notice at the end of the month in which the Employee reaches retirement age, as defined by Swiss law.
9.3    No probation period applies.

9.4    This Employment Contract may be terminated by the Company or the Employee by observing a notice period of two (2) months, such termination to become effective at the end of the calendar month after expiration of the notice period.
9.5    This Employment Contract can further be terminated with immediate effect for valid reasons pursuant to Article 337 CO.
9.6    The notice of termination shall be notified in writing or in any other text form (e.g., by e-mail, text message or the like).
9.7    In the event of termination by either Party, the Company shall be entitled to fully or partly put the Employee on leave of absence ("Garden Leave") for the remaining period of his employment with continuing payment of his contractual remuneration and to exclude the Employee from the premises of the Company. Unless otherwise agreed between the Parties, any remaining vacation entitlement at that time shall be credited to the period of leave of absence. During the Garden Leave, the obligations of the Employee, in particular under Clauses 2 and 10 through 13, remain in full effect. Further, during the Garden Leave, the Employee shall keep the Company reasonably informed of his whereabouts so that he may be called upon to provide any appropriate information and support as reasonably requested by the Company.
9.8    Under the conditions set forth below, the Employee shall be entitled to a severance payment. The Employee acknowledges that he is not entitled to any severance payment other than as specifically set forth below and that payment of the severance payment specified in Clause 9.8.1 below shall in any event exclude payment of the severance payment specified in Clause 9.8.2 below and vice versa.
9.8.1     If (i) the Company terminates the employment relationship without the Employee having given it any good cause to do so (within the meaning of Article 340c, para. 2 CO), or (ii) the Employee terminates the employment relationship for good cause attributable to the Company (within the meaning of Article 340c, para. 2 CO), and any such termination does not occur within the twenty-four (24) months following the occurrence of a Change in Control (as defined in Clause 9.8.3 below), then the Company shall pay to the Employee, and Employee shall be entitled to receive, the following payments ("Severance Payment"), provided the Employee submits to the Company an irrevocable statement in a form and with contents acceptable to the Company and duly executed at the earliest thirty-two (32) days after the employment relationship has come to an end ("Termination Date"), confirming that the employment relationship has ended more than one month ago and that the Employee has no claims against the Company or any of its affiliates other than the Severance Payment and those claims expressly mentioned in a termination agreement or comparable document that shall be executed by the Parties in connection with the termination of the employment relationship:
(a)    one (1) times the Annual Base Salary (gross), in accordance with Clause 4.1, as applicable at the time the notice of termination of the employment relationship is received by the relevant Party;
(b)    one (1) times the greater of (i) the cash bonus paid to the Employee in accordance with Clause 4.2 at a level of 90% of the Annual Base Salary in effect immediately prior to the Termination Date or (ii) the average of the cash bonus paid to the Employee for the three (3) full fiscal years ending immediately prior to the Termination Date (provided that if the Employee has received a cash bonus for a portion of a fiscal year, then the amount of such cash bonus shall be annualized solely for purposes of the determination with respect to the average of the cash bonus); and
(c)    a pro-rated cash bonus for the portion of the year in which the Employee was employed, calculated by (A) dividing the cash bonus amount (calculated in accordance with clause 9.8.1 (b)) by twelve (12), and (B) multiplying the resulting quotient by the number of the whole months that have elapsed between the end of the most recent fiscal year for which a cash bonus has been paid and the Termination Date.
The amounts referred to in para. (a) to (c) of this Clause 9.8.1, less the deductions due under Clause 4.3, are payable within sixty (60) days of the Termination Date, but in any event not before seven (7) days have passed since receipt by the Company of the Employee's irrevocable statement contemplated above.
9.8.2    If (i) the Company terminates the employment relationship without the Employee having given it any good cause to do so (within the meaning of Article 340c, para. 2 CO), or (ii) the Employee terminates the employment relationship for good cause attributable to the Company (within the meaning of Article 340c, para. 2 CO), and any such termination occurs within the twenty-four (24) months following the occurrence of a Change in Control (as defined in Clause 9.8.3 below), then the Company shall pay to the Employee, and Employee shall be entitled to receive, the following payments ("Change in Control Severance Payment"), provided the Employee submits to the Company an irrevocable statement in a form and with contents acceptable to the Company and duly executed at the earliest thirty-two (32) days after the Termination Date, confirming that the employment relationship has ended more than one month ago and that the Employee has no claims against the Company or any of its affiliates other than the Change in Control Severance Payment and those claims expressly mentioned in a termination agreement or comparable document that shall be executed by the Parties in connection with the termination of the employment relationship:
(a)    one and one-half (1.5) times the Annual Base Salary (gross), in accordance with Clause 4.1, as applicable at the time the notice of termination of the employment relationship is received by the relevant Party;
(b)    one and one-half (1.5) times the greater of (i) the cash bonus paid to the Employee in accordance with Clause 4.2 at a level of 90% of the Annual Base Salary in effect immediately prior to the Termination Date or (ii) the average of the cash bonus paid to the Employee for the three (3) full fiscal years ending immediately prior to the Termination Date (provided that if the Employee has received a cash bonus for a portion of a fiscal year, then the amount of such cash bonus shall be annualized solely for purposes of the determination with respect to the average of the cash bonus); and
(c)    a pro-rated cash bonus for the portion of the year in which the Employee was employed, calculated by (A) dividing the cash bonus amount (calculated in accordance with clause 9.8.2 (b)) by twelve (12), and (B) multiplying the resulting quotient by the number of the whole months that have elapsed between the end of the most recent fiscal year for which a cash bonus has been paid and the Termination Date.
The amounts referred to in para. (a) to (c) of this Clause 9.8.2, less the deductions due under Clause 4.3, are payable within sixty (60) days of the Termination Date, but in any event not before seven (7) days have passed since receipt by the Company of the Employee's irrevocable statement contemplated above.
9.8.3    For purposes of this Clause 9.8, “Change in Control” means any of the following: (i) the consummation of any direct or indirect sale, lease, transfer, conveyance, or other disposition (other than by way of reorganization, merger, or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of Royal Gold and its subsidiaries, taken as a whole, to any person or group (other than a person that, prior to such transaction or series of related transactions, is controlled directly or indirectly by Royal Gold), (ii) a transaction or a series of related transactions whereby any person or group (other than a person that, prior to such transaction or series of related transactions, is controlled directly or indirectly by Royal Gold) becomes the beneficial owner of more than fifty percent (50%) of the total voting power of the outstanding voting stock of Royal Gold, (iii) Royal Gold consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, Royal Gold (regardless of whether, in either case, Royal Gold is the surviving person), other than any such transaction in which the stockholders of Royal Gold before such transaction own directly or indirectly at least a majority of the voting power of the outstanding voting stock of the surviving person in such reorganization, merger, or consolidation transaction immediately after such transaction, (iv) during any period of two (2) consecutive years, members who at the beginning of such period constituted the Board shall have ceased for any reason to constitute a majority thereof, unless the election, or nomination for election, by Royal Gold’s equity holders of each director shall have been approved by the vote of at least a majority of the directors (A) then still in office and (B) either who were directors at the beginning of such period or whose election or nomination for election was previously so approved (so long as such director was not nominated by a person who has expressed an intent to effect a Change in Control or engage in a proxy or other control contest), or (v) the stockholders of Royal Gold adopt a plan or proposal for the liquidation, winding up, or dissolution of Royal Gold. In addition, for purposes of this Clause 9.8, “person” and “group” shall have the meanings set forth in Sections 13(d) and 14(d)(2) of the United States Securities Exchange Act of 1934, as amended.
9.9    At the request of the Company, but in any event on the last working day at the latest, the Employee is obliged to leave with, and return to, the Company all documents, notes, drafts, address files, letters and all other business data, irrespective of the data carrier. The Employee is not allowed to make or keep copies thereof. At the same time, he must also return all keys, access badges, mobile phone, laptop computer and all other property of the Company and Royal Gold. The Employee shall further leave with and return to the Company all access codes and data to the (electronic) systems used by him in connection with his employment relationship with the Company.
10.    CONFIDENTIALITY / DATA PROTECTION
10.1    The Employee undertakes to keep secret and not to reveal the existence and/or content of any facts, data, or other kinds of business information (such as information concerning business activities and practice, business relationships, research and development projects, production processes, financial standing, inquiries, communications, mandates, etc.) related to the Company or any of its affiliates, their clients and business partners which comes to his knowledge in the course of the performance of his work and is not generally known or accessible to third persons. The obligation of confidentiality includes, in particular, the names of clients/potential clients as well as manufacturing and business secrets.
10.2    The Employee acknowledges that he may, in the course of the performance of his work, have access to information which is protected by the federal statute on data protection (Datenschutzgesetzgebung), namely with respect to personal data concerning the Group Companies and their staff, their actual or potential clients and business partners. Such personal data is expressly covered by the duty of confidentiality referred to in Clause 10.1.
10.3    The Employee continues to be bound to secrecy as per Clauses 10.1 and 10.2 after termination of the Employment Contract.
10.4    The Employee acknowledges that any breach of the secrecy obligation as per Clause 10.1 and/or Clause 10.2 constitutes a serious breach of confidence and may give grounds for immediate termination of this Employment Contract by the Company without advance notice as per Clause 9.5 as well as grounds for claims by the Company for damages and penal sanctions.
11.    REPRESENTATION AND WARRANTY
11.1    The Employee represents and warrants that he will not bring onto the premises of the Company and any affiliate of the Company or improperly use or disclose, in the course of his employment, any unpublished document, proprietary information or trade secrets of any former or concurrent employer or other person or entity, unless consented to in writing by such employer, person or entity.
12.    COMPETITION CLAUSE
12.1    During the employment relationship, the Employee shall not engage in any other employment, occupation, consulting or other business activity directly or indirectly related to the business in which a Group Company is now involved or becomes involved during the term of the employment relationship and the Employee shall not engage in any other business activities that conflict with his obligations to the Company.
12.2    The Employee shall not, during the employment relationship and for a further period of twelve (12) months following the Termination Date, directly or indirectly, for the Employee or others, own, manage, operate, control, be employed by (whether in an executive, managerial, supervisory, or other capacity), consult, or contract with, assist, or otherwise engage or participate in, or allow the Employee's skill, knowledge, experience, or reputation to be used in connection with the ownership, management, operation, or control of, any company or other business enterprise engaged in the business of creating, financing or acquiring, investing in, owning, and/or managing precious metals royalties, precious metals streams, and similar interests involving mineral properties, whether alone or in connection with any other business (collectively, the "Subject Business") within (1) the continents of North, Central and South America, Africa, Europe and/or Australia, (2) South Asia, or (3) any other location where the Employee's use or disclosure of confidential information or intellectual property (if done so in breach of the Employee's obligations under this Employment Contract, Company policy, or separate agreement entered into between the Parties) could materially disadvantage a Group Company regardless of the Employee's physical location (collectively, the "Subject Areas"); provided, however, that nothing in this Clause 12.2 shall prohibit the Employee from making passive investments as long as the Employee does not beneficially own (within the meaning of Rule 13d-3 under the United States Securities Exchange Act of 1934, as amended) more than one percent (1%) of the equity interests of a business enterprise engaged in the Subject Business within any of the Subject Areas, which enterprise is listed on a national securities exchange or publicly traded on a nationally recognized over-the-counter market.
12.3    The Employee shall not, during the employment relationship and for a further period of twelve (12) months following the Termination Date, solicit, divert, or entice away the business of any current counterparty of a Group Company under any royalty, stream, or similar interest in mineral production, or any prospective counterparty for the same, which on the Termination Date is engaged in discussions or negotiations to enter into a business relationship with a Group Company, or otherwise disrupt any previously established relationship existing between such person or entity and a Group Company.
12.4    The Employee shall not, during the employment relationship and for a further period of twelve (12) months following the Termination Date, solicit, induce, influence, or attempt to influence any supplier, lessor, lessee, licensor, partner, joint venturer, potential acquiree, or any other person who has a business relationship with a Group Company, or who on the Termination Date is engaged in discussions or negotiations to enter into a business relationship with a Group Company, to discontinue or reduce or limit the extent of or refrain from entering into a relationship with a Group Company.
12.5    Without the consent of the Company, the Employee shall not, during the employment relationship and for a further period of twelve (12) months following the Termination Date, directly or indirectly (1) solicit, recruit, or hire, or attempt to solicit, recruit, or hire (whether as an employee or an independent contractor) any of the employees or consultants of a Group Company, or (2) otherwise disrupt such employee’s or consultant’s relationship with a Group Company.
12.6    The Employee acknowledges that (i) the compensation provided to the Employee during the term of the employment, including eligibility for equity awards under the equity incentive plans pursuant to Clause 4.2, (ii) the agreement to provide the Severance Payment or Change in Control Severance Payment to the Employee in connection with certain terminations of the Employee's employment, (iii) the specialized training and the confidential information and intellectual property disclosed to or learned by the Employee during the Employee's employment with the Company, and (iv) the fact that the Employee has gained insight into the clientele and/or manufacturing and/or business secrets of the Company and other Group Companies during his employment and the use of this knowledge could cause significant damage to the Company and other Group Companies, give rise to the Company's interest in restraining the Employee from competing with the Company and other Group Companies in the manner described in this Clause 12, that the non-competition and non-solicitation covenants in this Clause 12 are designed to enforce such considerations, that the business of the Company and the other Group Companies is worldwide in the scope, and that any limitations as to time, geographic scope, and scope of activity to be restrained as set forth in Clause 12 of this Employment Contract are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other assets and business interests of the Company and other Group Companies. In each and any case of breach of the contractual duties as set forth in this Clause 12, the Employee shall pay the Company a penalty of CHF 100,000. The payment of the penalty does not relieve the Employee from performing his contractual duties. The Company is, in addition, entitled to be indemnified in full for any damage resulting from the Employee's non-compliance with his contractual duties. Moreover, the Company is also entitled to seek injunctive relief to enforce the Employee's compliance with his contractual duties (Article 340b (3) CO).
12.7    The provisions of this Clause 12 shall survive the termination or expiration of this Employment Contract.
13.    INTELLECTUAL PROPERTY RIGHTS
13.1    The Employee hereby assigns to the Company to the fullest extent permitted by law, throughout the world and for the entire term of protection, all copyrights (including all rights in software and databases) and neighboring rights in the works created by the Employee, alone or with others, within and outside his contractual duties, while performing his employment activity for the Company. If and to the extent that an assignment of any of such rights is not permitted under applicable law, the Employee agrees not to assert them and authorizes the Company to exercise such rights on his behalf. In particular, the Company shall have the unrestricted right to exercise the author's moral rights in the works, including without limitation the right to alter the works, create derivative works and to determine whether, when, how and under what name the works shall be published.
13.2    All inventions, patents and designs generated by the Employee, alone or with others, while performing his employment activity for the Company and within his contractual duties, belong to the Company, regardless of whether or not they are protectable.
13.3    All inventions, patents and designs which are generated by the Employee, alone or with others, while performing his employment activity for the Company but outside the performance of his contractual duties, shall also belong to the Company. If the Employee makes any such invention/design, he shall promptly inform the Company thereof in writing. The Company shall inform the Employee in writing within six (6) months from receipt of the written notification whether or not it wishes to acquire the invention/design. If the Company declares that it wishes to acquire such invention/design, the Employee shall be entitled to an appropriate special compensation, which shall be assessed in accordance with Article 332(4) CO.
13.4    All tangible and/or intangible work (including without limitation all documents, drawings, samples, know-how, trade secrets, concepts and ideas) and any intellectual property rights therein, which are generated by the Employee, alone or with others, within and outside his contractual duties while performing his employment activity for the Company, shall belong to the Company.
13.5    Save for the special compensation according to Article 332(4) CO, the Employee shall not be entitled to any compensation for the rights granted to the Company under this Clause 13 in addition to the salary agreed between the Parties.
13.6    The provisions of this Clause 13 shall survive the termination or expiration of this Employment Contract.
14.    ADDITIONAL CLAUSES
14.1    The Employee hereby warrants that by virtue of entering into this Employment Contract he will not be in breach of any express or implied terms of any court order, contract or of any other obligation legally binding upon him (in particular any obligations owed to his former employer).
14.2    This Employment Contract amends and restates the Employment Contract entered into effective January 1, 2019 between the Parties and contains the entire agreement with respect to the employment relationship between the Company and the Employee and replaces any previous commitments or arrangements between the Parties, whether in written form or orally, with regard to the subject matter.
14.3    Any modifications and amendments to this Employment Contract are valid only if made in writing and signed by both Parties, except for salary increases, which may be granted unilaterally by the Company.
14.4    The following document referred to in this Employment Contract is, in its updated version, an integral part hereof:
(i)    Job Description Schedule 1.2
14.5    Should any clause of this Employment Contract be in conflict with a mandatory legal provision, the proper legal provision that comes closest to the Parties' original intent shall apply. The validity of all other Clauses of this Employment Contract shall not be affected thereby.
14.6    The Employee acknowledges that his personal data (in particular, date of birth, address, marital status, professional education) as well as his data regarding place of work, job description, salary and related information, pension plan and social security data and vacation time will be maintained and processed abroad. The Employee authorizes the Company to transfer and process this data abroad, in particular to and in the central database of Royal Gold which is currently located in Denver, Colorado, United States. This data will be treated confidentially, its only purpose being for internal documentation and information within Royal Gold. The Company and Royal Gold have taken appropriate steps to ensure that the information relating to the Employee has and will have the same protection in the United States and other countries outside Switzerland as such information would have within Switzerland. The Employee has the right to inspect the personal data collected by the Company or the Group Companies and to request that any incorrect or obsolete data be corrected or updated.
15.    APPLICABLE LAW AND JURISDICTION
15.1    This Employment Contract shall be governed by and construed in accordance with, the substantive laws of Switzerland.
15.2    All disputes arising out of and/or in connection with this contract, including with respect to its conclusion, validity and enforceability, shall be subject to the jurisdiction of the competent courts determined in accordance with the Swiss Civil Procedure Code (“Schweizerische Zivilprozessordnung, ZPO”).

RGLD GOLD AG

/s/ Paul Libner
Name: Paul Libner
Function: Vice Chairman
Luzern, Switzerland / 16 April 2025

/s/ Martin Weber
Name: Martin Weber
Function: Director
Luzern, Switzerland / 16 April 2025

DANIEL BREEZE

/s/ Daniel Breeze
Daniel Breeze
Luzern, Switzerland / 16 April 2025

Schedule 1.2
Job Description
Reporting to the Chairman of the Company, the Senior Vice President Corporate Development will be responsible for managing and directing the activities focused on the continued growth of the organization by identifying, evaluating, recommending, and negotiating value-added new business opportunities. As the senior member of the global business development team, the Senior Vice President Corporate Development will lead and coordinate worldwide business development functions.
Specifically, the Senior Vice President Corporate Development will also be responsible for:
•Managing and leading global business development efforts to ensure a collaborative, motivated, effective and highly credible international team.
•Developing business opportunities resulting in accretive growth:
o    Identify, monitor, organize, prioritize and pursue new business opportunities, thinking creatively and innovatively, and act on own ideas without significant direction,
o    Evaluate such opportunities individually when appropriate or in a team setting when necessary,
o    Manage the negotiation, structuring, financing, due diligence and execution of transactions, and
o    Manage funding period commitments and rights of the company and monitor commitments and obligations of the counterparty to ensure successful project completion.
•Refining the growth strategy and creating new products in conjunction with the officers and Boards of Directors of the Company and Royal Gold.
•Enhancing strategies and processes in identifying and acting on transactions to facilitate fast, competitive, thorough, efficient and effective decision making.
•Tracking competitor activities.
•Traveling as necessary to build and sustain effective relationships and alliances while honoring the highest level of ethics, both internally and externally.
•Delivering regular reports and presentations on opportunities and transactions to the officers and Boards of Directors of the Company and Royal Gold.
•Ensuring compliance with policies and procedures, ethical practices, government agencies’ guidelines and accrediting organizations’ criteria. Keeping abreast of changes in law, regulations and policies and procedures.
•Managing the Company’s Luzern office.
•Supporting the broader organization when needed, including but not limited to participating in marketing, presentations, and potentially spokesperson responsibilities when requested.